Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-128728 and 333-109475) of SigmaTel, Inc. of our report dated September 30, 2005 relating to the financial statements of Protocom Corporation which appears in this Current Report on Form 8-K/A of SigmaTel, Inc. dated October 25, 2005.

PricewaterhouseCoopers LLP

Austin, Texas

October 24, 2005